Exhibit 99.1

1111 South Arroyo Parkway 7064 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE                                                                                                                                        April 16, 2003

For additional information contact:

John W. Prosser, Jr.

Senior Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

for the Second Quarter of Fiscal 2003

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE: JEC) today announced net earnings of $31.5 million, or $0.56 per diluted share, on revenues of $1.2 billion for the second quarter of fiscal 2003 ended March 31, 2003. This compares to net earnings of $26.9 million, or $0.49 per diluted share, on revenues of $1.1 billion for the second quarter of fiscal 2002.

For the six months ended March 31, 2003, Jacobs reported net earnings of $61.6 million, or $1.10 per diluted share, on revenues of $2.4 billion. This compares to net earnings for the same period last year of $52.8 million, or $0.96 per diluted share, on revenues of $2.2 billion.

Jacobs also announced backlog at March 31, 2003 totaling $6.7 billion, which represents an approximate $149.9 million increase from the March 31, 2002 backlog amount. Included in this amount at March 31, 2003 was approximately $3.2 billion of technical professional services backlog; an increase of approximately $469.5 million from the March 31, 2002 backlog amount.

Commenting on the results for the second quarter of fiscal 2003, Jacobs CEO Noel G. Watson stated, “We are happy with our performance for the current quarter. Our net earnings are up 17% compared to the second quarter of fiscal 2002. Our sales activities and cash flows for the quarter remain strong. During the second quarter, we paid down our debt by $35.9 million and our cash increased by $19.6 million. With backlog totaling $6.7 billion at March 31, 2003, we remain confident that fiscal 2003 will be another successful year for us and our clients, shareholders, and employees.”

Jacobs will host a conference call at 11:00 a.m. Eastern time on Thursday, April 17, 2003, which will be webcast live on the Internet, and can be accessed by logging onto www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through April 24, 2003. The dial-in number for the audio replay is 719.457.0820 (reference code 132458).

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Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Management’s Discussion and Analysis filed as part of Exhibit 13 to the Company’s 2002 Annual Report on Form 10-K.

[MORE]

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Financial Highlights:

Results of Operations (in thousands, except per-share data)

	Three Months Ended March 31		Six Months Ended March 31
	2003	2002	2003	2002
Revenues	$1,202,606	$1,146,611	$2,421,286	$2,174,797
Costs and Expenses:
Direct costs of contracts	(1,043,745)	(1,000,071)	(2,111,379)	(1,890,736)
Selling, general and administrative expenses	(110,347)	(104,180)	(214,550)	(200,699)

Operating Profit	48,514	42,360	95,357	83,362

Other Income (Expense):
Interest income	139	443	390	1,061
Interest expense	(777)	(1,825)	(2,008)	(4,088)
Miscellaneous income, net	555	375	1,061	819

Total other expense	(83)	(1,007)	(557)	(2,208)

Earnings Before Taxes	48,431	41,353	94,800	81,154
Income Tax Expense	(16,951)	(14,473)	(33,180)	(28,404)

Net Earnings	$31,480	$26,880	$61,620	$52,750

Earnings Per Share:
Basic	$0.57	$0.50	$1.12	$0.98
Diluted	0.56	0.49	1.10	0.96

Weighted Average Shares Used to Calculate Earnings Per Share:
Basic	54,940	53,953	54,868	53,876
Diluted	56,191	55,182	56,009	55,178

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Other Operational Information (in thousands):

	Three Months Ended March 31		Six Months Ended March 31
	2003	2002	2003	2002
Revenues by Major Component:
Technical professional services	$542,867	$537,009	$1,067,233	$1,056,669
Field services	659,739	609,602	1,354,053	1,118,128

Total	$1,202,606	$1,146,611	$2,421,286	$2,174,797

Depreciation Before Taxes	$9,045	$8,216	$17,688	$16,787

Capital Expenditures	$7,507	$7,788	$15,685	$19,633

Selected Balance Sheet and Backlog Information (in thousands):

	At March 31,
	2003	2002
Balance Sheet Information:
Cash and cash equivalents	$76,884	$54,131
Net working capital	249,040	194,853
Total debt	37,685	143,114
Stockholders’ equity	770,462	647,554

Backlog Information:
Technical professional services	$3,239,000	$2,769,500
Field services	3,438,200	3,757,800

Total	$6,677,200	$6,527,300

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